Exhibit 23.3

[Letterhead of Goldman, Sachs & Co.]

October 17, 2007

Board of Directors

Dow Jones & Company, Inc.

200 Liberty Street

New York, NY 10281

Re:	Amendment No. 1 to Registration Statement on Form S-4 of Ruby Newco LLC and News Corporation, filed on October 17, 2007 (Registration No. 333–145925)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated July 31, 2007, with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $1.00 per share (the “Common Shares”), of Dow Jones & Company, Inc. (the “Company”) of the $60.00 per Common Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of July 31, 2007, by and among News Corporation (“News”), Ruby Newco LLC, a wholly owned subsidiary of News (“Newco”), Diamond Merger Sub Corporation, a wholly owned subsidiary of Newco, and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the Proxy Statement/Prospectus which forms a part of the above-referenced Registration Statement, as amended.

In that regard, we hereby consent to the reference to our opinion and our name in such Proxy Statement/Prospectus under the captions “Summary–Opinion of Dow Jones’ Financial Advisor”, “The Merger–Background of the Merger”, “The Merger–Reasons for the Merger; Recommendation of the Dow Jones Board” and “The Merger–Opinion of Financial Advisor to Dow Jones”, and to the inclusion of the foregoing opinion in such Proxy Statement/Prospectus. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement, as amended and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement, as amended), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)